EXHIBIT 99.1

NEWS RELEASE for November 7, 2006

BIOLASE ANNOUNCES RECORD THIRD QUARTER REVENUE

Return to Domestic Revenue Growth with 32% Year-over-Year Increase

IRVINE, CA (November 7, 2006)—BIOLASE Technology, Inc. (NASDAQ:BLTI), a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine, today reported significant improvements in revenue, gross profit margin, operating expense levels and bottom line performance for the third quarter and nine months ended September 30, 2006.

Third Quarter 2006 Results

Net revenue for the quarter ended September 30, 2006 rose 46 percent to a third quarter record $17.1 million, up from $11.7 million in the third quarter of 2005. Net domestic revenue for the 2006 quarter increased 32 percent to $11.2 million from $8.5 million in the 2005 third quarter. Net international revenue increased 84 percent to $5.9 million in the 2006 third quarter, up from $3.2 million for the prior year comparable period.

Gross profit for the third quarter of 2006 improved to 50.5 percent of net revenue as compared with 45.5 percent of net revenue in the same period of 2005. Operating expenses in the third quarter of 2006 decreased from 90 percent of net revenue to 57 percent of net revenue in the same quarter of 2005, or by approximately $0.8 million, including the recording in 2006 of approximately $0.4 million, or $0.02 per diluted share, in stock option compensation expense. The net loss for the quarter ended September 30, 2006 was $1.0 million, or $0.04 per diluted share, compared with $5.2 million, or $0.23 per diluted share, for the quarter ended September 30, 2005.

President and CEO Jeffrey W. Jones said that this year’s third quarter reflected the positive impact of a renewed focus on driving revenue growth, margin improvement and increased productivity throughout the Company.

“We have made excellent progress over the last two quarters as a result of the efforts of our entire organization,” Jones said. “We believe our strategy to reshape our domestic sales force is showing significant success, as quarterly domestic sales returned to positive year-over-year growth for the first time in approximately one and one-half years. Excluding the impact of sales to certain Schein regional centers for their customer service needs, domestic sales of our flagship Waterlase® MD system increased during the quarter by more than 20 percent.”

Jones continued, “Additionally, our ongoing cost reduction and containment programs are positively impacting our margins and bottom line performance as can be seen by the third quarter results, and we believe our customer centric focus is helping drive higher levels of utilization and customer satisfaction.”

2006 Nine-Month Results

Net revenue for the nine months ended September 30, 2006 rose 16 percent to $49.9 million from $43.0 million in the same period of 2005. Net domestic revenue for the nine months ended September 30, 2006 was $30.3 million as compared to $31.0 million for the same period in 2005. Net international revenue increased by 63 percent to $19.6 million in the 2006 period as compared to $12.0 million for the nine-month period ended September 30, 2005.

Gross profit for the first nine months of 2006 was 50 percent of net revenue as compared with 49 percent of net revenue in the same period of 2005. Operating expenses for the first nine months of 2006 decreased from 86 percent of net revenue to 62 percent of net revenue in the same period of 2005, or by approximately $6.3 million, including the recording in 2006 of approximately $0.9 million, or $0.04 per diluted share, in stock option compensation expense. The net loss for the nine months ended September 30, 2006 was $5.7 million, or $0.24 per diluted share, compared with a net loss of $16.3 million, or $0.71 per diluted share, for the nine months ended September 30, 2005.

Jones added, “Productivity throughout the organization is increasing and we believe we are building a solid foundation for continued expansion and profitable growth.”

Conference Call

As previously announced, the Company will host a conference call on Tuesday, November 7, 2006 at 9:00 a.m. Eastern Time to discuss its operating results for the third quarter and nine months ended September 30, 2006 and to answer questions.

To listen to the conference call live via the internet, visit BIOLASE’s web site at www.biolase.com. Please go to the website 15 minutes prior to the call to register, download and install the necessary audio software. A replay will be available on BIOLASE’s website.

To listen to the conference call live via telephone, please dial (866) 713-8395 from the U.S. or, for international callers, please dial (617) 597-5309, approximately 10 minutes before the start time. Enter pass code number 25536193. A telephone replay will be available for two days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering pass code number 12676911.

About BIOLASE Technology, Inc.

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase® system, is one of the best selling dental laser systems. The Waterlase system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The Company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including teeth whitening. The Company is also developing a laser for use in the field of ophthalmology.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jeffrey W. Jones, President & CEO; Richard L. Harrison, Executive Vice President and CFO of BIOLASE Technology, Inc., +1-949-361-1200; or Jill Bertotti, of Allen & Caron, +1-949-474-4300.

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06-32

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net revenue	$17,066	$11,655	$49,853	$43,022
Cost of revenue	8,451	6,351	24,941	22,067

Gross profit	8,615	5,304	24,912	20,955

Other (loss) income, net	(1)	16	10	48

Operating expenses:
Sales and marketing	5,434	6,058	17,309	18,467
General and administrative	2,874	3,252	9,037	13,230
Engineering and development	1,471	1,196	4,018	5,289
Patent infringement legal settlement	(31)	—	349	—

Total operating expenses	9,748	10,506	30,713	36,986

Loss from operations	(1,134)	(5,186)	(5,791)	(15,983)
Non-operating gain (loss), net	94	(16)	134	(135)

Loss before income taxes	(1,040)	(5,202)	(5,657)	(16,118)
Income tax (benefit) provision	(33)	29	70	166

Net loss	$(1,007)	$(5,231)	$(5,727)	$(16,284)

Net loss per share:
Basic and diluted	$(0.04)	$(0.23)	$(0.24)	$(0.71)

Shares used in the calculation of net loss per share:
Basic and diluted	23,580	23,150	23,394	22,984

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,746	$8,272
Short-term investments	9,949	—
Short-term investments, restricted	—	9,863
Accounts receivable, less allowance of $1,152 and $420 in 2006 and 2005, respectively	10,149	8,404
Inventory	6,067	8,623
Prepaid expenses and other current assets	900	1,293

Total current assets	32,811	36,455
Property, plant and equipment, net	5,276	3,827
Intangible assets, net	1,558	1,831
Goodwill	2,926	2,926
Other assets	317	90

Total assets	$42,888	$45,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$5,000
Accounts payable	6,291	7,759
Accrued liabilities	6,851	8,612
Deferred revenue	7,036	2,246
Deferred gain on sale of building, current portion	—	16

Total current liabilities	20,178	23,633
Deferred tax liability	235	202
Deferred revenue – long term	3,194	—

Total liabilities	23,607	23,835

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized, 25,633 and 25,218 shares issued; 23,669 and 23,254 outstanding in 2006 and 2005, respectively	26	26
Additional paid-in capital	110,145	106,484
Accumulated other comprehensive loss	(269)	(322)
Accumulated deficit	(74,222)	(68,495)

	35,680	37,693
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	19,281	21,294

Total liabilities and stockholders’ equity	$42,888	$45,129

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